Exhibit 23.2

                       INDEPENDENT PETROLEUM ENGINEERS CONSENT

The undersigned firm of Independent Petroleum Engineers, of Calgary, Alberta, Canada, knows that it is named as having prepared a Constant Dollar evaluation effective March 31, 1996, dated June 6, 1996, of the interests of Territorial Resources, Inc., and hereby gives its consent to the use of its name and to the use of the said estimates.

                   DL PADDOCK & ASSOCIATES LTD.

                   /s/D. L. Paddock
                   ----------------------------
                   D. L. Paddock, P. Eng.
                   President


                                          36